Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-234031, 333-234035 and 333-251326 on Form S-3 and Registration Statement Nos. 333-227555, 333-231388, 333-237215, 333-253721 and 333-263095 on Form S-8 of our reports dated February 23, 2023, relating to the consolidated financial statements of Arvinas, Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP

Stamford, Connecticut
February 23, 2023